As filed with the Securities and Exchange Commission on April 1, 2011

Registration No. 333-172790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Solazyme, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2860	33-1077078
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(650) 780-4777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jonathan S. Wolfson

Chief Executive Officer

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Telephone: (650) 780-4777

Facsimile: (650) 989-1258

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Paul T. Quinlan Solazyme, Inc. 225 Gateway Boulevard South San Francisco, CA 94080 (650) 780-4777	Jeffrey D. Saper Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 84304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$100,000,000.00	$11,610.00(3)

(1)	Includes shares which the underwriters have the right to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1, or the Form S-1, of Solazyme, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on March 11, 2011. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Form S-1 and accordingly such prospectus is not reproduced in this Amendment No. 1. This Amendment No. 1 also does not modify any provision of Items 13, 14, 15 or 17 of Part II of the Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than the underwriting discounts and commissions payable by the registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Market initial listing fee.

Amount To Be Paid
Registration fee		$11,610
FINRA Filing fee		10,500
NASDAQ listing fee		100,000
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry hearing or investigation, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Solazyme or any of its affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty to us or our stockholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our executive officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We plan to enter into an underwriting agreement that provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Described below is information regarding all securities that we have issued during the past three years:

1. On July 31, 2008, September 12, 2008 and February 27, 2009, we sold an aggregate of 11,431,131 shares of Series C Preferred Stock (which will convert into 11,431,131 shares of common stock upon the completion of this offering) at a price of $5.03758 per share to a total of 34 accredited investors for aggregate cash consideration of $57.6 million.

2. On May 19, 2010, June 15, 2010, July 16, 2010, August 13, 2010 and August 31, 2010, we sold an aggregate of 6,775,660 shares of Series D Preferred Stock (which will convert into 6,775,660 shares of common stock upon the completion of this offering) at a price of $8.8552 per share to a total of 22 accredited investors for aggregate cash consideration of $60.0 million.

3. On various dates between December 31, 2007 and March 9, 2011, we granted options to purchase an aggregate of 7,878,769 shares of common stock with exercise prices ranging from $0.12 to $8.77 per share. Between December 31, 2007 and March 9, 2011, options to purchase 3,744,002 shares of common stock were exercised for aggregate consideration of approximately $1,089,801.

4. On various dates between December 31, 2007 and March 9, 2011, we granted 190,000 shares of restricted common stock in consideration for past services. As of December 31, 2010, 176,666 of such restricted shares of common stock have vested.

5. On various dates between December 31, 2007 and March 9, 2011, we issued 69,999 shares of common stock in consideration for past services.

6. On June 14, 2010, we issued warrants to purchase an aggregate of 5,000 shares of our common stock at an exercise price of $2.35 per share to Heidrick & Struggles for past services.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

The issuances of securities described in Items 15(1), (2), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The exercise of options described in Item 15(3) sale and grant of restricted stock in Item 15(4) were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided in Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

1.1*	Form of Underwriting Agreement

2.1	Real Estate Purchase Agreement dated March 9, 2011, by and between PMP Fermentation Products, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	2.1

2.2	Asset Purchase Agreement dated March 9, 2011, by and between PMP Fermentation Products, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	2.2

3.1	Amended and Restated Certificate of Incorporation (currently in effect)	S-1	333-172790	March 11, 2011	3.1

3.2	Amended and Restated Bylaws (currently in effect)	S-1	333-172790	March 11, 2011	3.2

3.3*	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering

3.4*	Form of Amended and Restated Bylaws to be effective upon the closing of the offering

4.1*	Specimen Common Stock Certificate

4.2	Third Amended and Restated Investors’ Rights Agreement dated May 19, 2010, by and among Solazyme, Inc. and certain holders of Preferred Stock	S-1	333-172790	March 11, 2011	4.2

4.3	Form of Common Stock Warrant of Solazyme, Inc.	S-1	333-172790	March 11, 2011	4.3

5.1*	Opinion of Davis Polk & Wardwell LLP

10.1§*	Form of Director/Officer Indemnification Agreement entered into by and between Solazyme, Inc. and each of its directors and executive officers

10.2§	Second Amended and Restated 2004 Equity Incentive Plan and forms of notice of stock option grant, stock option agreement and restricted stock agreement	S-1	333-172790	March 11, 2011	10.2

10.3§*	2011 Equity Incentive Plan and forms of stock option agreement, restricted stock agreement, restricted stock unit agreement, stock appreciation right agreement, stock bonus agreement, stock option exercise agreement and stock appreciation right exercise agreement

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

10.4§*	2011 Employee Stock Purchase Plan

10.5§*	Form of Offering Document to 2011 Employee Stock Purchase Plan

10.6	Sublease effective as of December 31, 2009, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.6

10.7	First Amendment to Sublease effective as of January 29, 2010, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.7

10.8	Second Amendment to Sublease effective as of June 1, 2010, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.8

10.9†	Phase 2 Research and Development Agreement effective November 15, 2010, by and between Chevron U.S.A. Inc. and Solazyme, Inc.					X

10.10†*	Joint Venture and Operating Agreement of Solazyme Roquette Nutritionals, LLC dated November 3, 2010, by and between Roquette Frères, S.A. and Solazyme, Inc.

10.11†	Solazyme License Agreement dated December 16, 2010, by and between Solazyme Roquette Nutritionals, LLC and Solazyme, Inc.					X

10.12†	Manufacturing Agreement dated December 16, 2010, by and between Roquette Frères, S.A. and Solazyme Roquette Nationals, LLC					X

10.13†	Exclusivity, Product Liability and Other Commitments from Supplier dated December 7, 2010, by and between Sephora S.A. and Solazyme, Inc.					X

10.14	Amendment No. 1 to Exclusivity, Product Liability and Other Commitments from Supplier effective as of December 7, 2010, by and between Sephora S.A. and Solazyme, Inc.					X

10.15†	Award/Contract dated as of September 10, 2010, issued by DLA Contracting Services Office to Solazyme, Inc.					X

10.16†	Joint Development Agreement dated February 4, 2011, by and between Solazyme, Inc. and The Dow Chemical Company					X

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

10.17†*	Assistance Agreement Form effective January 28, 2010, awarded to Solazyme, Inc. by the US Department of Energy

10.18§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Jonathan S. Wolfson

10.19§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Harrison F. Dillon

10.20§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Tyler W. Painter

10.21§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Peter J. Licari

10.22§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Paul T. Quinlan

21.1	List of subsidiaries of the Registrant	S-1	333-172790	March 11, 2011	21.1

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	S-1	333-172790	March 11, 2011	23.1

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.3	Consent of LifeCycle Associates, LLC	S-1	333-172790	March 11, 2011	23.3

23.4	Consent of National Renewable Energy Laboratory	S-1	333-172790	March 11, 2011	23.4

24.1	Power of Attorney	S-1	333-172790	March 11, 2010	24.1

*	To be filed by amendment.
†	Confidential treatment has been granted, or requested, with respect to portions of the exhibit. A complete copy of the agreement, including the redacted terms, has been separately filed with the SEC.
§	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 1, 2011.

SOLAZYME, INC.

By:	/s/ Tyler W. Painter
	Name:	Tyler W. Painter
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jonathan S. Wolfson Jonathan S. Wolfson	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2011

/s/ Tyler W. Painter Tyler W. Painter	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2011

* Michael V. Arbige	Director	April 1, 2011

* Harrison F. Dillon	Director, President and Chief Technology Officer	April 1, 2011

* Jerry Fiddler	Chairman of the Board	April 1, 2011

* William D. Lese	Director	April 1, 2011

* Daniel H. Miller	Director	April 1, 2011

*By:	/s/ Tyler W. Painter
Tyler W. Painter Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

1.1*	Form of Underwriting Agreement

2.1	Real Estate Purchase Agreement dated March 9, 2011, by and between PMP Fermentation Products, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	2.1

2.2	Asset Purchase Agreement dated March 9, 2011, by and between PMP Fermentation Products, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	2.2

3.1	Amended and Restated Certificate of Incorporation (currently in effect)	S-1	333-172790	March 11, 2011	3.1

3.2	Amended and Restated Bylaws (currently in effect)	S-1	333-172790	March 11, 2011	3.2

3.3*	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering

3.4*	Form of Amended and Restated Bylaws to be effective upon the closing of the offering

4.1*	Specimen Common Stock Certificate

4.2	Third Amended and Restated Investors’ Rights Agreement dated May 19, 2010, by and among Solazyme, Inc. and certain holders of Preferred Stock	S-1	333-172790	March 11, 2011	4.2

4.3	Form of Common Stock Warrant of Solazyme, Inc.	S-1	333-172790	March 11, 2011	4.3

5.1*	Opinion of Davis Polk & Wardwell LLP

10.1§*	Form of Director/Officer Indemnification Agreement entered into by and between Solazyme, Inc. and each of its directors and executive officers

10.2§	Second Amended and Restated 2004 Equity Incentive Plan and forms of notice of stock option grant, stock option agreement and restricted stock agreement	S-1	333-172790	March 11, 2011	10.2

10.3§*	2011 Equity Incentive Plan and forms of stock option agreement, restricted stock agreement, restricted stock unit agreement, stock appreciation right agreement, stock bonus agreement, stock option exercise agreement and stock appreciation right exercise agreement

10.4§*	2011 Employee Stock Purchase Plan

10.5§*	Form of Offering Document to 2011 Employee Stock Purchase Plan

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

10.6	Sublease effective as of December 31, 2009, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.6

10.7	First Amendment to Sublease effective as of January 29, 2010, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.7

10.8	Second Amendment to Sublease effective as of June 1, 2010, by and between FibroGen, Inc. and Solazyme, Inc.	S-1	333-172790	March 11, 2011	10.8

10.9†	Phase 2 Research and Development Agreement effective November 15, 2010, by and between Chevron U.S.A. Inc. and Solazyme, Inc.					X

10.10†*	Joint Venture and Operating Agreement of Solazyme Roquette Nutritionals, LLC dated November 3, 2010, by and between Roquette Frères, S.A. and Solazyme, Inc.

10.11†	Solazyme License Agreement dated December 16, 2010, by and between Solazyme Roquette Nutritionals, LLC and Solazyme, Inc.					X

10.12†	Manufacturing Agreement dated December 16, 2010, by and between Roquette Frères, S.A. and Solazyme Roquette Nationals, LLC					X

10.13†	Exclusivity, Product Liability and Other Commitments from Supplier dated December 7, 2010, by and between Sephora S.A. and Solazyme, Inc.					X

10.14	Amendment No. 1 to Exclusivity, Product Liability and Other Commitments from Supplier effective as of December 7, 2010, by and between Sephora S.A. and Solazyme, Inc.					X

10.15†	Award/Contract dated as of September 10, 2010, issued by DLA Contracting Services Office to Solazyme, Inc.					X

10.16†	Joint Development Agreement dated February 4, 2011, by and between Solazyme, Inc. and The Dow Chemical Company					X

10.17†*	Assistance Agreement Form effective January 28, 2010, awarded to Solazyme, Inc. by the US Department of Energy

Exhibit Number	Description	Previously Filed				Filed Herewith
		Form	File No.	Filing Date	Exhibit

10.18§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Jonathan S. Wolfson

10.19§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Harrison F. Dillon

10.20§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Tyler W. Painter

10.21§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Peter J. Licari

10.22§*	Amended and Restated Employment Agreement, by and between Solazyme, Inc. and Paul T. Quinlan

21.1	List of subsidiaries of the Registrant	S-1	333-172790	March 11, 2011	21.1

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	S-1	333-172790	March 11, 2011	23.1

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.3	Consent of LifeCycle Associates, LLC	S-1	333-172790	March 11, 2011	23.3

23.4	Consent of National Renewable Energy Laboratory	S-1	333-172790	March 11, 2011	23.4

24.1	Power of Attorney	S-1	333-172790	March 11, 2010	24.1

*	To be filed by amendment.
†	Confidential treatment has been granted, or requested, with respect to portions of the exhibit. A complete copy of the agreement, including the redacted terms, has been separately filed with the SEC.
§	Management contract or compensatory plan or arrangement.